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FOR IMMEDIATE RELEASE

NewLink Genetics' Algenpantucel-L Shows Encouraging Disease-Free and Overall Survival in Phase 2 Study in Resected Pancreatic Cancer
Median Overall Survival was More than Double in Patients with Elevated Levels of Anti-Mesothelin Antibodies Compared to Those without Elevated Levels
Data Presented in Oral Presentation at the ASCO 2013 Annual Meeting
Ames, IA - June 3, 2013 -- NewLink Genetics Corporation (NASDAQ: NLNK), an oncology-focused biopharmaceutical company specializing in immunotherapy, today announced results from a Phase 2 clinical study with its drug candidate algenpantucel-L. The open-label, two-armed, multi-center study evaluated algenpantucel-L plus standard-of-care adjuvant therapy (gemcitabine and 5-FU-modulated radiation therapy) in 69 patients with resected pancreatic cancer. The study defined disease-free survival at one year as its primary endpoint, and overall survival, safety and immunological correlative analysis as the secondary endpoints. The data from the study showed that one year disease-free survival was 62 percent, while overall survival was 86 percent. Data presented on elevated levels of three separate biomarkers (antibodies to mesothelin, CEA and/or alpha-gal) correlated with a statistically significant improvement in overall survival. Specifically, the data showed median overall survival was 42 months in patients with elevated levels of anti-mesothelin antibodies versus 20 months in patients without elevated levels. Moreover, the subset of patients that showed increases in two or more of the aforementioned biomarkers had median overall survival greater than 42 months (median overall survival not reached for this subset of patients).

All patients are beyond 3 years of follow-up with study data showing three-year long-term disease-free survival and overall survival are 26 percent and 39 percent, respectively. The safety and tolerability of algenpantucel-L was favorable with no serious drug-related (grade 4) adverse events reported; the most frequent drug-related adverse events reported in the study were skin reactions at the injection sites. A Phase 3 study with algenpantucel-L for patients with surgically resected pancreatic cancer, the IMPRESS (Immunotherapy for Pancreatic Resectable cancer Survival Study) study, is currently underway.

“The results of this study are very encouraging. The side effects of algenpantucel-L are minimal and quite tolerable. If the encouraging survival rates are confirmed in the randomized Phase 3 trial, it may very well change the standard of care and bring immunotherapy into the mainstream of pancreas cancer treatments,” commented George A. Fisher, M.D., PhD., Professor of Medicine (Oncology) at Stanford University School of Medicine and leader of the Gastrointestinal Oncology Program at Stanford.

“Algenpantucel-L is the most advanced program to emerge from our HyperAcute platform, and we are highly encouraged by these study results, which provide evidence that algenpantucel-L is stimulating and educating the immune system to recognize and attack cancer,” said Charles J. Link, Jr., M.D., Chairman and Chief Executive Officer of NewLink. “We are particularly interested in the data indicating that elevated levels of three separate biomarkers - antibodies to mesothelin, CEA and/or alpha-gal in combination - correlate with a statistically significant improvement in overall survival.”

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The data were discussed in an oral presentation entitled “Effect of algenpantucel-L immunotherapy for pancreatic cancer on anti-mesothelin antibody (Ab) titers and correlation with improved overall survival,” by NewLink researchers and collaborators at the 2013 Annual Meeting of the American Society of Clinical Oncology (ASCO).

About HyperAcute Immunotherapy
NewLink's HyperAcute immunotherapy platform creates novel biologic products that are designed to stimulate the human immune system to recognize and attack cancer cells. HyperAcute product candidates are composed of human cancer cells that are tumor specific, but not patient specific. These cells have been modified to express alpha-gal, a carbohydrate for which humans have pre-existing immunity. These alpha-gal-modified cells stimulate a rapid and powerful human immune response that trains the body's natural defenses to seek out and destroy cancer cells. The objective of HyperAcute immunotherapies is to elicit an antitumor response by “educating” the immune system to attack a patient's own cancer cells. HyperAcute immunotherapies do not require any tissue from individual patients and use intact whole cells rather than cell fragments or purified proteins. We believe these unique properties of HyperAcute products result in the stimulation of a robust immune response.
NewLink's lead product candidate, algenpantucel-L (HyperAcute pancreas), is being studied in a Phase 3 trial (IMPRESS: “Immunotherapy for Pancreatic Resectable cancer Survival Study”) under a Special Protocol Assessment with the U.S. Food and Drug Administration. This trial involves up to 722 patients with surgically resected pancreatic cancer. Algenpantucel-L is also being tested in a second Phase 3 study (PILLAR: "Pancreatic Immunotherapy with algenpantucel-L for Locally Advanced non-Resectable"), involving patients with locally advanced pancreatic cancer.
NewLink has several HyperAcute product candidates focused on other tumor types in various stages of development, including tergenpumatucel-L, which is in an adaptive design, randomized Phase 2B/3 clinical trial currently accruing up to 240 patients with non-small cell lung cancer.

About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutic products to improve treatment options for patients with cancer.  NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications.  NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens.   For more information please visit http://www.linkp.com.  Patient information is available at http://www.pancreaticcancer-clinicaltrials.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the prospects of algenpantucel-L, tergenpumatucel-L, indoximod and our other HyperAcute and/or IDO pathway product candidates and related trials; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2012, Quarterly Report on Form 10-Q for the period ended March 31, 2013, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and

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developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.
Contact:
Media:
Gina Nugent
The Yates Network
gina@theyatesnetwork.com

Investors:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com